UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2008

SYMYX TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27765	77-0397908
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

3100 Central Expressway		95051
Santa Clara, California		(Zip Code)
(Address of principal executive offices)

(408) 764-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)            On January 8, 2008, Anthony R. Muller, a director of Symyx Technologies, Inc. (the “Company”), announced that he will retire from the board of directors (the “Board”) effective as of the date on which the Company files its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company currently anticipates that its Form 10-K will be filed in March 2008.  Mr. Muller’s term of office was to expire at the time of the Company’s 2010 annual meeting of stockholders. Mr. Muller also serves as chair of the Audit Committee of the Board (the “Audit Committee”) and as a member of the Governance Committee of the Board (the “Governance Committee”). Mr. Muller’s decision to retire did not result from any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

 On January 8, 2008, the Board approved the change of Dr. W. Henry Weinberg’s employment status from full-time to part-time and determined that Dr. Weinberg will no longer serve as an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

(e)            On January 8, 2008, the Board approved the following modifications to the compensation of Mr. Steven Goldby, the Company’s executive chairman, effective January 1, 2008:

•	Mr. Goldby’s annual salary will be reduced from $250,000 to $150,000;

•
32,300 shares of restricted stock unitsheld by Mr. Goldby will vest on March 1, 2008 in accordance with the terms of the equity incentive plans under which such awards were issued.  The remaining 32,300 shares of restricted stock units that would otherwise vest by March 2010 have been cancelled. Mr. Goldby will retain his existing stock options.

On January 8, 2008, the Board approved the following modifications to the title and the compensation of Dr. Weinberg, effective January 1, 2008.

•	Dr. Weinberg’s title will change from Chief Technical Officer to Chief Scientific Officer;

•	Dr. Weinberg will work as a 60% part-time employee. His annual base salary will be reduced from $420,000 to $252,000;

•	Dr. Weinberg’s 2008 target cash performance bonus will be $168,000, subject to the achievement of his quarterly performance goals;

•
In the first quarter of 2008, upon the expiration of Dr. Weinberg’s lease agreement, the Company will discontinue the housing and living allowance it provides to Dr. Weinberg, but will reimburse him for actual travel expenses incurred in connection with his services to the Company.

•
32,300 shares of restricted stock units held by Dr. Weinberg will vest on March 1, 2008 in accordance with the terms of the equity incentive plans under which such awards were issued. The remaining 32,300 shares of restricted stock units that would otherwise vest by March 2010 have been cancelled. Dr. Weinberg will retain his existing stock options.

On January 8, 2008, the Board also determined that the target cash performance bonus applicable to fiscal 2008 for Mr. Isy Goldwasser, the Company’s chief executive officer, would be 75% of his base annual salary of $420,000, pursuant to the Symyx 2007 Executive Annual Cash Incentive Plan (the “Plan”), a copy of which was attached as Appendix B to the Company’s Notice and Proxy Statement for the 2007 Annual Meeting of Stockholders on June 12, 2007, as filed with the Commission on April 27, 2007 on Schedule 14A.  Plan compensation will be paid only upon the achievement of specific performance goals established by the Committee within the first 90 days of 2008, subject to the terms of the Plan.

Item 7.01. Regulation FD Disclosure.

On January 10, 2008, the Company announced revenue and earnings projections for fiscal 2008.  The chief executive officer and chief financial officer of the Company will present this and certain other information at the 26th Annual JP Morgan Healthcare Conference on January 10, 2008. A copy of the January 10, 2008 press release is included as Exhibit 99.1 hereto.

The information in this report under Item 7.01 (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference.

Item 9.01.              Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated January 10, 2008, issued by Symyx Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMYX TECHNOLOGIES, INC.

Date: January 10, 2008	By: /s/ Rex S. Jackson
Rex S. Jackson
Executive Vice President
Chief Financial Officer